Exhibit 3.41

ARTICLES OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
CORAL MANAGEMENT CONSULTANTS, INC.

I, Gordon H. Ritz, Jr., the President of Coral Management Consultants, Inc., a Minnesota corporation, do hereby certify that the following resolutions as hereinafter set forth were adopted pursuant to Section 302A.441 of the Minnesota Statutes by written authorization of all of the shareholders entitled to vote on an amendment to the Articles of Incorporation of said corporation, dated June 12, 1992.

RESOLVED, that Article I of the Articles of Incorporation of Coral Management Consultants, Inc., a Minnesota corporation, be and hereby is amended to read in its entirety as follows:

“ARTICLE I

The name of this corporation is Winslow Capital Management, Inc.”

RESOLVED, that said change of name shall become effective upon the date of filing of Articles of Amendment of Articles of Incorporation with the Secretary of State of the State of Minnesota.

RESOLVED FURTHER, that the proper officers of this corporation be and they hereby are authorized and directed to execute and acknowledge Articles of Amendment embracing the foregoing resolution and to cause such Articles of Amendment to be filed in the manner required by the laws of the State of Minnesota.

IN WITNESS WHEREOF, I have subscribed my name this 12th day of June, 1992.

/s/ Gordon H. Ritz
Gordon H. Ritz, Jr., President